Exhibit 99.1

REDWOOD TRUST ANNOUNCES LAUNCH DATE
FOR ITS PREFERRED-FOR-COMMON STOCK EXCHANGE OFFER

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT; “Redwood”, “we”, “us” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that the preferred-for-common stock exchange offer (the “Exchange Offer”) it pre-announced concurrent with its third quarter 2026 financial results, has a planned launch date of Tuesday, November 17, 2026.

The Exchange Offer will provide common stockholders the opportunity to exchange some or all of the Company common stock they hold for shares of a new issue of Series B Participating Cumulative Redeemable Preferred Stock of the Company (the “Series B Participating Preferred Stock”). Each share of Series B Participating Preferred Stock will generally be entitled to receive cumulative cash dividends at a fixed rate between 11% and 12% per annum based on the $25.00 per share stated liquidation preference, payable quarterly in arrears.

“As we indicated in our pre-announcement, the exchange offer is designed to provide existing common stockholders, particularly those who prioritize current income, with an alternative way to participate in the Company's future,” said Christopher Abate, Chief Executive Officer of Redwood. “The structure of this participating preferred stock will include a dividend rate between 11% and 12%, coupled with participation, through its redemption and preference terms, in the performance of the Company’s common stock price following the exchange.” As previously disclosed, the Company currently plans to exchange up to $50 million of Company common stock (based on its last closing price) for shares of Series B Participating Preferred Stock, and may increase the size of the Exchange Offer if it is oversubscribed. We continue to expect that exchanging common stockholders will receive Series B Participating Preferred Stock with a face value greater than (i.e., a premium to) the value of the common stock exchanged.

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The Exchange Offer has not commenced. The final terms of the Exchange Offer will be announced at the formal launch of the Exchange Offer. This announcement is for informational purposes only and does not constitute an offer to buy, sell, or exchange securities or a solicitation of an offer to buy, sell or exchange securities. The Exchange Offer will be made solely through definitive offering materials, which stockholders should carefully review when available.

MacKenzie Partners, Inc. will be the information agent for the Exchange Offer. For inquiries regarding the Exchange Offer, please call 800-322-2885 or email RWT-MPI@mackenziepartners.com.

ABOUT REDWOOD TRUST

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. Redwood Investments also includes RWT Horizons®, our unified technology platform spanning internal AI innovation and strategic investments across the ecosystem, which supports our efforts to develop an AI-first operating model that enables compounding operational leverage and scalable growth. This reflects how we manage and organize our business and may differ from the manner in which our reportable segments are presented for financial reporting purposes.

Our goal is to provide attractive returns to stockholders through earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and is currently structured as a real estate investment trust (“REIT”) for tax purposes. The Company has announced a plan to transition to a C-corporation beginning with its 2027 tax year. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release contains forward-looking statements, including statements related to the launch date and terms of the Exchange Offer. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “could,” “would,” “may,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2025 under the caption “Risk Factors” and those described in our Quarterly Report on Form 10-Q for the three months ended September 30, 2026 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (the “SEC”), including reports on Forms 10-K, 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Risks and Disclosures:

Additional terms and conditions of the planned Exchange Offer will be set forth in the Company’s definitive offering materials, which will be filed with the SEC and distributed to the Company’s common stockholders. If the number of shares of common stock tendered in the planned Exchange Offer exceeds the maximum amount of the planned Exchange Offer, the Company will exchange shares from tendering stockholders on a pro rata basis. Accordingly, there is no assurance that the Company will exchange all shares of a stockholder’s common stock tendered in the Exchange Offer. The Company may determine not to accept shares of common stock tendered in the Exchange Offer under various circumstances, as will be set forth in the definitive offering materials for the planned Exchange Offer. Further information about the planned Exchange Offer will be announced in future press releases and the definitive offering materials for the planned Exchange Offer.

The Company has not commenced the Exchange Offer described in this press release. This press release is not a recommendation, an offer to buy, sell, or exchange or a solicitation of an offer to buy, sell, or exchange any securities of the Company and the above statements are not intended to constitute an offer to participate in any exchange offer. The solicitation and the offer to exchange shares of common stock of the Company will be made pursuant to an offer to exchange and related materials that the Company intends to file with the SEC. At the time the planned Exchange Offer is commenced, the Company intends to file a Tender Offer Statement on Schedule TO containing an offer to exchange, forms of letters of transmittal and other documents relating to the planned Exchange Offer. The Company intends to distribute these documents to the common stockholders of the Company. These documents will contain important information about the planned Exchange Offer and stockholders of the Company are urged to read them carefully when they become available. Investors may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.redwoodtrust.com.

The Company is planning to rely on Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) to exempt the planned Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Company has no current or planned contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the planned Exchange Offer.

CONTACT

Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com